EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports First Quarter 2019 Results and Reconfirms Full Year 2019 Distribution Guidance
Summary of First Quarter 2019 Results (in millions, except LNG data)

	Three Months Ended
	March 31,
	2019	2018
Revenues	$1,749	$1,593
Net income	$385	$335
Adjusted EBITDA[1]	$607	$659
LNG exported:
Number of cargoes	77	67
Volumes (TBtu)	275	244
LNG volumes loaded (TBtu)	273	241

2019 Full Year Distribution Guidance

2019
Distribution per Unit	$2.35	-	$2.55
Recent Highlights
Operational

•
As of April 30, 2019, over 630 cumulative LNG cargoes have been produced, loaded, and exported from the SPL Project (defined below). LNG from the SPL Project has been delivered to 31 countries and regions worldwide.

•	Substantial completion of Train 5 of the SPL Project was achieved in March 2019.
Financial

•	In March 2019, the date of first commercial delivery was reached under the 20-year LNG Sale and Purchase Agreement with BG Gulf Coast LNG, LLC relating to Train 4 of the SPL Project.
Liquefaction Project Update

SPL Project
Liquefaction Train	Train 6
Project Status	LNTP(1) Issued
Note: Project update excludes Trains in operation
(1) Limited Notice to Proceed

Houston, Texas - May 9, 2019 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net income of $385 million for the three months ended March 31, 2019, compared to net income of $335 million for the comparable 2018 period. The increase in net income during the three months ended March 31, 2019 was primarily

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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

due to increased income from operations from additional natural gas liquefaction train (“Trains”) in operation at the SPL Project and increased net gain from changes in fair value of commodity derivatives.
Adjusted EBITDA1 for the three months ended March 31, 2019 was $607 million, compared to $659 million for the comparable 2018 period. The decrease in Adjusted EBITDA was primarily due to decreased adjustments for non-cash operating expenses primarily due to increased net gain from changes in fair value of commodity derivatives, partially offset by increased income from operations.
Income from operations increased $55 million during the three months ended March 31, 2019 as compared to the three months ended March 31, 2018. The increase in income from operations was primarily due to increased net gain from changes in fair value of commodity derivatives and an increase in LNG volumes recognized in income due primarily to additional Trains in operation, partially offset by increased volume and pricing of natural gas feedstock related to our LNG sales and increased total operating costs and expenses primarily due to additional Trains in operation and increased service and maintenance costs from certain maintenance and related activities at the SPL Project.
During the three months ended March 31, 2019, 77 LNG cargoes were exported from the SPL Project, three of which were commissioning cargoes. Five cargoes exported from the SPL Project and sold on a delivered basis were in transit as of March 31, 2019, none of which were commissioning cargoes.

SPL Project
We are developing six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG and a run rate adjusted nominal production capacity of approximately 4.5 to 4.9 mtpa of LNG. Trains 1 through 5 are operational and early works have begun for Train 6 under limited notices to proceed ahead of an anticipated positive Final Investment Decision.
Distributions to Unitholders
We will pay a cash distribution per common and subordinated unit of $0.60 to unitholders of record as of May 7, 2019 and the related general partner distribution on May 15, 2019.
Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the first quarter on Thursday, May 9, 2019, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners, through its subsidiary, Sabine Pass Liquefaction, LLC (“SPL”), is developing, constructing, and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners, through SPL, plans to construct six Trains, which are in various stages of development, construction, and operations. Trains 1 through 5 are operational and early works have begun for Train 6 under limited notices to proceed ahead of an anticipated positive Final Investment Decision. Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG and a run rate adjusted nominal production capacity of approximately 4.5 to 4.9 mtpa of LNG.

Through its wholly owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns and operates regasification facilities at the Sabine Pass LNG terminal, which includes pre-existing infrastructure of five LNG storage tanks with aggregate capacity of approximately 16.9 billion cubic feet equivalent, two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)
(unaudited)

	Three Months Ended
	March 31, (1)
	2019	2018
Revenues
LNG revenues	$1,367	$1,015
LNG revenues—affiliate	305	503
Regasification revenues	66	65
Other revenues	11	10
Total revenues	1,749	1,593

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	879	837
Operating and maintenance expense	138	95
Operating and maintenance expense—affiliate	29	26
General and administrative expense	3	4
General and administrative expense—affiliate	21	18
Depreciation and amortization expense	114	105
Impairment expense and loss on disposal of assets	2	—
Total operating costs and expenses	1,186	1,085

Income from operations	563	508

Other income (expense)
Interest expense, net of capitalized interest	(187)	(185)
Derivative gain, net	—	8
Other income	9	4
Total other expense	(178)	(173)

Net income	$385	$335

Basic and diluted net income per common unit	$0.75	$0.67

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	348.6	348.6

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	March 31,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	1,297	1,541
Accounts and other receivables	208	348
Accounts receivable—affiliate	113	114
Advances to affiliate	316	228
Inventory	109	99
Other current assets	46	26
Other current assets—affiliate	1	—
Total current assets	2,090	2,356

Property, plant and equipment, net	15,615	15,390
Operating lease assets, net	93	—
Debt issuance costs, net	11	13
Non-current derivative assets	36	31
Other non-current assets, net	160	184
Total assets	$18,005	$17,974

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$31	$15
Accrued liabilities	725	821
Due to affiliates	51	49
Deferred revenue	106	116
Deferred revenue—affiliate	—	1
Current operating lease liabilities	5	—
Derivative liabilities	10	66
Total current liabilities	928	1,068

Long-term debt, net	16,073	16,066
Non-current operating lease liabilities	87	—
Non-current derivative liabilities	10	14
Other non-current liabilities	4	4
Other non-current liabilities—affiliate	22	22

Partners’ equity
Common unitholders’ interest (348.6 million units issued and outstanding at March 31, 2019 and December 31, 2018)	1,872	1,806
Subordinated unitholders’ interest (135.4 million units issued and outstanding at March 31, 2019 and December 31, 2018)	(965)	(990)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at March 31, 2019 and December 31, 2018)	(26)	(16)
Total partners’ equity	881	800
Total liabilities and partners’ equity	$18,005	$17,974

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt and changes in the fair value of our commodity derivatives. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2019 and 2018 (in millions):

	Three Months Ended
	March 31,
	2019	2018
Net income	$385	$335
Interest expense, net of capitalized interest	187	185
Derivative gain, net	—	(8)
Other income	(9)	(4)
Income from operations	$563	$508
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	114	105
Loss (gain) from changes in fair value of commodity derivatives, net	(72)	46
Impairment expense and loss on disposal of assets	2	—
Adjusted EBITDA	$607	$659

CONTACTS:
Cheniere Energy Partners, L.P.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764